Exhibit 99.1
Preliminary Results Indicate that Dissident Slate and Proposal are Defeated by WVT Shareholders
(Warwick, NY, May 1, 2006) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced the results of the votes at its 2006 Annual Meeting of shareholders, held Friday, April 28, 2006. Based on a preliminary tally, all of the Company’s candidates for positions as director were elected by substantial majorities. None of the nominees proposed by Santa Monica Partners was elected. The proposal submitted by Santa Monica Partners and urging the Company to increase its dividend was also defeated by a substantial majority. Certified election results will be published as soon as they become available. Herbert Gareiss, President of the Company, expressed his satisfaction and his gratitude for the shareholders’ continued support for the Company’s management and directors.

Contact:	Warwick Valley Telephone Company Herbert Gareiss, Jr. President & CEO (845) 986-8080